PERCEPTRON, INC.
                            The Focus on Process
                             47827 Halyard Drive
                        Plymouth, Michigan 48170-2164
                   (734) 414-6100 Facsimile (734) 414-4700

FOR IMMEDIATE RELEASE

CONTACT:        John J. Garber
                Vice President & CFO
                (734) 414-6100

            PERCEPTRON ANNOUNCES ANTICIPATED FIRST QUARTER SALES

Plymouth, Michigan, October 5, 2000 - Perceptron, Inc. (Nasdaq: PRCP) announced today that it expects to report sales of approximately $8.0 million for the first quarter ended September 30, 2000 compared with sales of $18.5 million for the same period one year ago, although the revenue outlook for the fiscal year as a whole remains strong. The low level of sales in the first quarter will result in the Company reporting a loss for this period.

First quarter sales were originally anticipated to be somewhat lower than one year ago because the Company's North American automotive customers have relatively fewer new tooling programs that require Perceptron in-line process gauging systems this year. The lower than anticipated level of sales was exacerbated by a number of temporary factors:

(i) Temporary electronic part shortages, like those experienced by a number of companies around the nation, caused slight delays in the shipments of a number of systems for both Automotive and Forest Products customers. The delayed orders are anticipated to ship in the second fiscal quarter.

(ii) Certain orders in Europe already committed to Perceptron by the OEM, primarily those being released through automotive assembly line builders, have been delayed. Those orders are anticipated to be received in the second quarter for shipment in the second and third quarters.

(iii) The continued decline in the price per thousand board feet of softwood lumber from approximately $350 as of January 1, 2000 to approximately $250 recently, has caused some forest product industry customers to delay capital spending.

The outlook for new orders, particularly in Europe, remains very good. Consequently, and as indicated in a press release on August 11, 2000, at the present time the sales outlook for fiscal year 2001 is comparable to the record level of sales in 2000.

Alfred A. Pease, chairman and CEO, commented, "We are excited about the outlook for the next few years. The light first quarter anticipated sales figures are not indicative of the results we expect for the year as a whole. We are continuing to make progress related to new products. A second automotive customer made a verbal commitment for a PaintScan system, after reviewing alternatives and determining that Perceptron's system was superior to competitive alternatives. We have also developed and taken orders for an IPNet based flexible measuring system that many of our customers view as the right process gauging solution for their multi-vehicle assembly plants."

Perceptron designs, manufactures and markets information-based process improvement solutions for industry. Perceptron's systems are recognized in a number of industries and market segments as important tools for improvement of both quality and efficiency. Perceptron and its subsidiaries market their products worldwide through offices in Michigan, Georgia, Pennsylvania, Canada, Germany, Brazil, The Netherlands, Korea and Japan.


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Safe Harbor Statement

Certain statements in this press release may be "forward looking statements" withing the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to FY 2001 and future revenue, order booking levels and earnings levels, the timing of new product releases and the expansion of the Company into new markets. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited to, those discussed in this press release, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the automotive industry's retooling programs, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive and Forest Products industires, both of which have from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in these industries.